Exhibit 19

VerifyMe, Inc.
Insider Trading Policy

As Amended on November 20, 2023; Effective July 1, 2021

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of VerifyMe, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. This Policy has been adopted to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information and, if the Company makes such determination, will provide such other persons notice of the determination. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common and preferred stock, options to purchase shares of common and preferred stock, or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Policy Administrator (defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The President shall serve as the Policy Officer for the purposes of this Policy, and in his absence or unavailability, the Chairman of the Governance Committee and in his/her absence the Chairman of the Board shall be responsible for administration of this Policy. All determinations and interpretations by the Policy Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company, or the Company’s subsidiaries (or any other person designated by this Policy or by the Policy Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” and “Rule 10b5-1 Plans”;

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company or the Company’s subsidiaries (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until after the information has become public for the periods described below or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation.

Definition of Material Nonpublic information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s common stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:

1.	Information about earnings or losses, cash flow, liquidity or other similar information, as well as any guidance or projections about such information;

2.	Changes to any previously announced earnings, cash flow or liquidity guidance, or the decision to suspend such guidance;

3.	A pending or proposed significant merger or tender offer;

4.	A pending or proposed acquisition or disposition of a significant asset or entity;

5.	A pending or proposed significant joint venture;

6.	A Company restructuring;

7.	Significant related party transactions;

8.	A change in distribution policy or an offering of additional securities;

9.	Bank borrowings or other financing transactions out of the ordinary course;

10.	Regulatory developments that could significantly impact the Company;

11.	A material adverse incident involving the Company’s assets;

12.	The establishment of a repurchase program for Company Securities;

13.	A change in senior management;

14.	Pending or threatened significant litigation, or the resolution of such litigation;

15.	Impending bankruptcy or the existence of severe liquidity problems;

16.	The gain or loss of a major customer;

17.	A change in auditors or notification that the auditor’s reports may no longer be relied upon; or

18.	The imposition of a ban on trading in Company Securities.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release issued via newswire services, a broadcast on widely-available radio or television programs, publication in a widely- available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of third parties.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until 24 hours after the information is widely disseminated. If, for example, the Company were to make an announcement on a Monday at 1:00 p.m. (Eastern), you should not trade in Company Securities until after Tuesday 1:00 p.m. (Eastern). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Restricted Share Awards. This Policy does not apply to the vesting of phantom or performance share awards or similar awards under any equity-based compensation plans that have been approved by the Company’s stockholders and under which grants are approved by or under the authority of the Compensation Committee of the Company’s Board, or to the vesting of restricted shares, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any phantom or performance share awards or restricted shares. The Policy does apply, however, to any market sale of restricted shares.

Share Option Exercises. This Policy does not apply to the exercise of an employee share option acquired pursuant to the Company’s equity-based compensation plans, or to the exercise of a withholding right pursuant to which a person has elected to have the Company withhold shares of common stock subject to an option to satisfy tax withholding requirements and/or exercise price payment. This Policy does apply, however, to any sale of shares of common stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In other words, you are entitled to exercise the option and keep the shares of common stock received, but any simultaneous or subsequent sales of the shares of common stock would be subject to the Policy.

Share Purchase Plan. This Policy would not apply to purchases of Company Securities in any shareholder-approved share purchase plan that might in the future be adopted by the Company which purchases result from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plan at the time of such election (put another way, you cannot make or modify an election to purchase at a time when you have material non-public information but you can elect to no longer participate at any time, and to your sales of Company Securities purchased pursuant to the plan.

Distribution Reinvestment Plan. This Policy would not apply to purchases of Company Securities under any dividend reinvestment plan that might in the future be adopted by the Company which purchases result from your reinvestment of distributions paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any such distribution reinvestment plan, and to your election to participate in any such plan at the time of such election and to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities are not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any members of the Restricted Group (as defined below) may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an individual is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, members of the Restricted Group are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan without prior consent of the Policy Officer. Any request for such consent must be submitted in writing to the Policy Officer at least two weeks (or such shorter period permitted by the Policy Officer) prior to the transaction at issue and must contain a detailed justification for the proposed transaction. Permission to pledge Company Securities will be granted in only very limited circumstances.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. The persons designated by the Policy Officer as being subject to these procedures (the “Restricted Group”), as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Policy Officer. Contact information for the Policy Officer can be found at the end of this Policy. A list of Restricted Employees is included as Exhibit A to this policy, which Exhibit will be updated from time to time.

Except in the case of the prohibited transactions requiring a longer time for pre-clearance as discussed above, a request for pre-clearance should be submitted to the Policy Officer at least one business day in advance of the proposed transaction. The Policy Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Policy Officer. The requestor and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Pre-cleared trades must be effected within three business days following receipt of preclearance unless an exception is granted. Transactions not effected within the three business day period will be subject to pre- clearance again.

Quarterly Trading Restrictions. The Restricted Group, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning at the close of business on the last day of each fiscal quarter and ending 24 hours following the Company’s public release of the Company’s earnings results for such quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning 24 hours after the date of public release of the Company’s quarterly earnings for a given fiscal quarter and ending at the close of business on the last day of the next fiscal quarter (assuming these persons are not then otherwise restricted from trading in Company Securities based on the terms of this Policy or because they are in possession of material nonpublic information of the Company).

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Policy Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Policy Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Policy Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Policy Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Policy Officer will notify these persons that they should not trade in the Company’s Securities and may not disclose the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Policy Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre- clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b5-1. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Policy Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Policy Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five (5) days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Policy Officer Contact Information

The Policy Officer can be reached by telephone at 212-994-7002 or by e-mail at pdonfried@verifyme.com Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Policy Officer.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy by signing below:

Employee Signature: __________________________
Print Name:
Date: